EXHIBIT 5.01

[MACFARLANES LETTERHEAD]

Insignia Solutions plc
The Mercury Centre Wycombe Lane High
Wycombe Buckinghamshire HP10 0HH

Our Ref: KDT\ZH\572966

31 October 2002

Dear Sirs:

INSIGNIA SOLUTIONS PLC, FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1.    This opinion is given in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 12,000,000 American depositary shares, each American depositary share representing one Ordinary Share of 20p nominal value (each a "Share") in the capital of Insignia Solutions plc (the "Company"), which are to be offered or sold by shareholders (as defined in the Registration Statement referred to below) (the "Selling Security Holders") during a period commencing on the effective date of the Form S-1 Registration Statement filed 30 October 2002, a copy of which has been provided to us (the "Registration Statement").

2.    We have acted as English legal advisers to the Company in connection with the foregoing. In so acting, we have examined such certificates of the Company and directors and/or officers thereof and originals or copies of all such corporate documents and records of the Company and all such other documents as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of directors and/or officers of the Company and upon statements and information furnished by directors and/or officers of the Company with respect to the accuracy of material factual matters contained therein. We have also assumed the genuineness of all signatures thereon or on the originals of documents referred to therein.

3.    This opinion is limited to English law as currently applied by the English Courts and is given on the basis that it will be governed by and be construed in accordance with current English law.

4.    It is our opinion that the 12,000,000 Shares to be sold pursuant to the Registration Statement, assuming the same are issued in accordance with the terms disclosed to us by you and the Company's Memorandum and Articles of Association, will have been legally issued and will be fully paid and non-assessable.

5.    For the purpose of this opinion, we have assumed that the term "non-assessable" in relation to the Shares means under English law, that holders of such Shares, having fully paid up all amounts due on such Shares as to the nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

This opinion is given to you solely for your benefit and for the purpose of the Registration Statement. It is not to be transmitted to any other person, nor is it to be relied upon by any other person or for any purpose quoted or referred to in any public document without our prior written consent except that we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the references to us in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations thereunder.

Yours faithfully

/s/ MACFARLANES
Macfarlanes